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                                                            EXHIBIT 28(D)(7)(B)

                          AMENDMENT TO SCHEDULE A OF
                            SUB-ADVISORY AGREEMENT

                   LINCOLN VARIABLE INSURANCE PRODUCT TRUST

   THIS AMENDMENT TO SCHEDULE A, made this 9/th/ day of March, 2010, is between Lincoln Investment Advisors Corporation, a Tennessee corporation ("Lincoln Investment Advisors") and Delaware Management Company, a series of Delaware Management Business Trust, a Delaware statutory trust (Delaware).

                                   RECITALS

   1. Lincoln Investment Advisors currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

   2. Lincoln Investment Advisors has contracted with Delaware to serve as sub-adviser to the LVIP Money Market Fund (the "Fund") pursuant to a Sub-Advisory Agreement dated January 4, 2010;

   3. Delaware and Lincoln Investment Advisors have agreed to reduce the sub-advisory fee on the Fund.

                                REPRESENTATIONS

   A. Delaware represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Delaware makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Delaware.

   B. Lincoln Investment Advisors represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and
(ii) approval of this revised fee schedule has been obtained from the Trust's Board of Trustees at an in-person meeting held March 9, 2010.

                                   AMENDMENT

   Now therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties agree as follows:

   1. The Recitals are incorporated herein and made a part hereof.

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   2. The Representations made herein are incorporated and made a part hereof.

   3. Schedule A shall be deleted and replaced with the attached amended Schedule A effective March 9, 2010, to reflect a reduction in the sub-advisory fee for the Fund paid by Lincoln Investment Advisors to Delaware.

   4. The Agreement, as amended by This Amendment, is ratified and confirmed.

   5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

                                         LINCOLN INVESTMENT ADVISORS
                                         CORPORATION

Attest: /s/ Lynn Lowrey                  By:     /s/ Daniel R. Hayes
Name: Lynn Lowrey                        Name:   Daniel R. Hayes
Title: Executive Assistant               Title:  President

                                         DELAWARE MANAGEMENT COMPANY

Attest: /s/ Mary Jean O'Connor           By:     /s/ Patrick P. Coyne
Name: Mary Jean O'Connor                 Name:   Patrick P. Coyne
Title: Executive Assistant to President  Title:  President

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                                  SCHEDULE A

                                 Fee Schedule

                                       ANNUAL RATE AS A PERCENT OF
            FUND                        AVERAGE DAILY NET ASSETS
            ------------------------  -----------------------------
            LVIP Delaware Bond Fund               0.18%

            LVIP Delaware Growth and
            Income Fund                           0.20%

            LVIP Money Market Fund     0.08% of first $500 Million
                                       0.07% of next $500 Million
                                          0.06% over $1 Billion

            LVIP Delaware Social
            Awareness Fund                        0.20%

            LVIP Delaware Special
            Opportunities Fund                    0.20%